Prospectus Supplement                         Filed Pursuant to Rule 424(b)(3)
 (To Prospectus dated August 19, 2003)           Registration Number 333-106391


                                  $420,000,000

                            COMVERSE TECHNOLOGY, INC.

             Zero Yield Puttable Securities (ZYPS) due May 15, 2023
                  initially convertible into 23,366,574 shares
                   of Common Stock, par value $.10 per share

                              ---------------------

          This prospectus supplement relates to the resale by holders of our Zero Yield Puttable Securities (ZYPS) due May 15, 2023, or ZYPS, and the shares of common stock issuable upon conversion of the ZYPS. This prospectus supplement is part of and should be read in conjunction with our prospectus dated August 19, 2003, and the information incorporated therein by reference.


           NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 ---------------

          The date of this prospectus supplement is September 4, 2003.

The information appearing in the following table supplements the information in the table under the caption "Selling Holders," beginning on page 36 of our prospectus and was provided by or on behalf of the selling holders.


                                             PRINCIPAL                         NUMBER OF                           NUMBER OF SHARES
                                          AMOUNT OF ZYPS                       SHARES OF          NUMBER OF        OF COMMON STOCK
                                           BENEFICIALLY       PERCENTAGE OF  COMMON STOCK         SHARES OF         BENEFICIALLY
                                             OWNED AND            ZYPS       BENEFICIALLY       COMMON STOCK        OWNED AFTER
 SELLING HOLDER                           OFFERED HEREBY       OUTSTANDING    OWNED(1)(2)       TO BE SOLD(1)      THE OFFERING(2)
 --------------                           --------------       -----------    -----------       -------------      ---------------
 Arkansas Teacher Retirement ...........     1,970,000              *            109,600            109,600             --
 Baptist Health of South Florida........       370,000              *             20,584             20,584             --
 Engineers Joint Pension Fund...........       185,000              *             10,292             10,292             --
 Innovest Finanzdienstle................     1,750,000              *             97,360             97,360             --
 Nicholas Applegate Capital Management
 Convertible Mutual Fund ...............       365,000              *             20,306             20,306             --
 San Diego City Retirement..............       405,000              *             22,532             22,532             --
 San Diego County Convertible...........       875,000              *             48,680             48,680             --
 Wake Forest University.................       270,000              *             15,021             15,021             --
 Wyoming State Treasurer................       460,000              *             25,591             25,591             --


-----------------------------------------
*   Less than 1%.

(1) Assumes conversion of the full amount of ZYPS held by such holder at the initial conversion rate of 55.6347 shares per $1,000 principal amount of ZYPS; such conversion rate is subject to adjustment as described under "Description of the ZYPS--Conversion Rights." Accordingly, the number of shares of common stock issuable upon conversion of the ZYPS may increase or decrease from time to time. Under the terms of the indenture, cash will be paid in lieu of issuing fractional shares, if any, upon conversion of the ZYPS. Furthermore, the rights of the holders of ZYPS to convert their ZYPS into shares of common stock are subject to certain conditions described under "Description of ZYPS - Conversion Rights."

(2) The number of shares of common stock beneficially owned by each holder named in this prospectus supplement is less than 1% of CTI's outstanding common stock as of April 30, 2003.